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                                                                    EXHIBIT 10.1

                                  4 AUGUST 1997






                           AMERSHAM INTERNATIONAL PLC






                       AMERSHAM PHARMACIA BIOTECH LIMITED






                   ==========================================

                            AGREEMENT RELATING TO THE
                          PROVISION OF GENERAL SERVICES


                   ==========================================






                               [FRESHFIELDS LOGO]
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                                    CONTENTS

CLAUSE                                                             PAGE
INTERPRETATION .............................................         1

SERVICES TO BE PROVIDED ....................................         2

BIOTECH'S OBLIGATIONS ......................................         3

INTERNATIONAL'S OBLIGATIONS ................................         4

CHARGES ....................................................         4

LIABILITY ..................................................         6

FORCE MAJEURE ..............................................         7

DURATION AND TERMINATION ...................................         7

EFFECT OF TERMINATION ......................................         9

NATURE OF AGREEMENT ........................................        10

NOTICES ....................................................        12

TERMS OF REFERENCE FOR DISPUTES ............................        13

ARBITRATION AND GOVERNING LAW ..............................        13

SCHEDULE 1 .................................................        14

      Part A:  SERVICES TO BE PROVIDED BY INTERNATIONAL ....        14

      Part B:  SERVICES TO BE PROVIDED BY AMERSHAM

      HOLDINGS, INC. .......................................        21

SCHEDULE 2 .................................................        26

        SHARED SERVICE TERMINATION .........................        26

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AN AGREEMENT made on 4 August 1997

BETWEEN

AMERSHAM INTERNATIONAL PLC (Company no. 1002610) whose registered office is at Amersham Place, Little Chalfont, Buckinghamshire HP7 9NA (INTERNATIONAL)

AMERSHAM PHARMACIA BIOTECH LIMITED (Company no. 3366621) whose registered office is at Amersham Place, Little Chalfont, Buckinghamshire HP7 9NA (BIOTECH)

WHEREAS

(A) Pursuant to the Contribution Agreement dated 10 June 1997, as amended by the Contribution Amendment Agreement, dated 4 August, 1997 (CONTRIBUTION AGREEMENT), between International, Pharmacia & Upjohn Inc. (PHARMACIA & UPJOHN) and Biotech, International and Pharmacia & Upjohn have agreed to merge (the BIOTECH MERGER) their respective life science businesses to form a new company, Biotech.

(B) Biotech wishes International and certain of its subsidiaries to provide various services in relation to the Biotech Business (as defined below) and International is willing to provide the same on the terms and conditions of this Agreement.

IT IS AGREED as follows:

INTERPRETATION

1.1 The following terms shall, unless the context otherwise requires, have the following respective meanings:

AM LABS SITE means all that freehold property known as Amersham Laboratories, White Lion Road, Amersham;

AMERSHAM GROUP means International, any holding company from time to time of International and any subsidiary of International or of any such holding company (other than the Biotech Group);

AMERSHAM PARTIES means International and Holdings;

BIOTECH BUSINESS means the business of Biotech, comprising the life science business of International and the biotechnology business of Pharmacia & Upjohn;

BIOTECH GROUP means Biotech, any holding company from time to time of Biotech and any subsidiary of Biotech or of any such holding company;

BIOTECH SITES means the sites based at (i) 1st Floor, Amersham Place, Little Chalfont, Buckinghamshire HP7 9NA, (ii) Units 2A, 2B and 10, St George's, White Lion Road, Amersham (iii) Pollards Wood, (iv) Mandeville House; (v) 2636 South Clearbrook Drive, Arlington Heights, Illinois, 60005; (vi) 26111
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Miles-Road, Cleveland, Ohio 44128; and (vii) 955 William Pitt Way, Pittsburgh
Pennsylvania 15238.

BUSINESS DAY means any day other than Saturday or Sunday or a Bank or Public Holiday;

BUSINESS HOURS means the hours of 8.30 a.m. to 5.30 p.m.;

CARDIFF SITE means all that freehold property known as Forest Farm, Whitchurch, Cardiff;

COMPLETION means completion of the Contribution Agreement in accordance with clause 6 thereof;

CONTRACT MANUFACTURE AGREEMENTS means the Contract Manufacture and Research and Development Agreements in the agreed form to be made between International and Amersham Life Science Limited pursuant to which International agrees to manufacture certain products and provide certain research and development services for Amersham Life Science Limited at the Cardiff Site and the Am Labs Site;

FORCE MAJEURE means in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lockout or similar form of industrial action);

HOLDINGS means Amersham Holdings, Inc. a Delaware company and a wholly owned subsidiary of International;

INTERNATIONAL YEAR END is, in any one year, 31 December (or such other date as International may select from time to time);

LIBOR means the arithmetic mean (rounded upward to five decimal places) of the rates quoted by the principal office in London of Lloyds Bank plc and National Westminster Bank plc to leading banks in the London Interbank market at or about
11.00 a.m. on the relevant date for the offering of deposits in Sterling for a one-month period;

SERVICES means the services which are to be provided by the Amersham Parties to Biotech in accordance with this Agreement set out in Schedule 1.

1.2 References to statutory provisions shall, except where the context requires otherwise, be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time.

1.3 Headings are inserted for convenience only and shall not affect the construction of this Agreement or the Schedules hereto.

SERVICES TO BE PROVIDED

2.1 The Amersham Parties will provide the Services to Biotech on the terms and conditions set out herein during Business Hours of each Business Day, as and when requested by Biotech, for so long as this Agreement shall remain in force.
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2.2 The Amersham Parties shall use all reasonable endeavours to ensure that the personnel providing the Services are suitably qualified. In connection with the provision of Services hereunder, the Amersham Parties will comply in all material respects with all applicable laws, regulations and safety guidelines of all governmental entities.

2.3 Save as otherwise specifically agreed herein, the Amersham Parties shall, in supplying the Services under this Agreement, comply with such practices and procedures as were followed in respect of the relevant services prior to the Biotech Merger and will perform the Services in all material respects in the same manner and with the same level of efficiency as the Services were performed prior to Completion.

2.4 The Amersham Parties undertake that they each will use reasonable endeavours to provide the Services in a cost efficient and effective manner.

2.5 Forthwith upon the termination of this Agreement, howsoever caused, the Amersham Parties shall return or deliver to Biotech all books, records (including machine readable records) and documents in the possession or control of the Amersham Parties and which relate to the provision of the Services hereunder.

BIOTECH'S OBLIGATIONS

3.1 Biotech shall ensure that all relevant personnel of the Amersham Parties have such access to the Biotech Sites and to any information or records kept by, or under the control of, Biotech in relation to the Biotech Business as is necessary to enable the Amersham Parties to provide the Services. In particular, without prejudice to the generality of the foregoing, Biotech shall ensure that appropriate payroll data is supplied, as required, to International on a timely basis each month and to Holdings on a bi-weekly basis.

3.2 Biotech shall take such reasonable steps as may be necessary to ensure the safety of any of the personnel of the Amersham Parties who visit any of the Biotech Sites.

3.3 Biotech shall use reasonable endeavours to respond promptly to any requests for guidance, instruction or information reasonably required by the Amersham Parties to enable them to provide the Services.

3.4 Biotech shall keep confidential all information concerning the Amersham Parties (and other members of the Amersham Group) or the Services imparted or received under or in connection with this Agreement and shall not divulge the same to any third party without the prior written consent of International. Should disclosure of any such information be required by law or by any final, non-appealable judgement of any court of competent jurisdiction, then Biotech shall be entitled to disclose the same subject only to prior consultation with International as to the form and content of such disclosure.

3.5 Biotech undertakes to ensure that any stationery (including, without limitation, cheques, letterhead and invoices) supplied to the Amersham Parties
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to enable the Amersham Parties to provide the Services shall be fully compatible with the systems and equipment maintained by the Amersham Parties.

INTERNATIONAL'S OBLIGATIONS

4.1 The Amersham Parties shall ensure that all relevant Biotech personnel have such access to any sites operated by the Amersham Parties and to any information or records kept by, or under the control of, the Amersham Parties in relation to the Biotech Business as is necessary to enable Biotech to comply with its obligations in relation to the Services.

4.2 The Amersham Parties shall take such reasonable steps as may be necessary to ensure the safety of any of the personnel of Biotech who visit any sites operated by the Amersham Parties.

4.3 The Amersham Parties shall use reasonable endeavours to respond promptly to any requests for information reasonably required by Biotech in connection with the provision of Services under this Agreement.

4.4 The Amersham Parties shall keep confidential all information concerning Biotech (and any other member of the Biotech Group) or the Services imparted or received under or in connection with this Agreement and shall not divulge the same to any third party without the prior written consent of Biotech. Should disclosure of any such information be required by law or by any final, non-appealable judgement of any court of competent jurisdiction, the Amersham Parties shall be entitled to disclose the same subject only to the prior consultation with Biotech as to the form and content of such disclosure.

CHARGES

5.1 For the period between the date of this Agreement and the International Year End next following the date of this Agreement, the charges for the provision of the Services shall be calculated using the bases set out in Schedule 1 (as revised from time to time in accordance with clause 5.5). For the avoidance of doubt, in no event shall Biotech be obliged to pay an amount in respect of Services in excess of the cost to the Amersham Parties of providing such Services and, for this purpose, the cost to the Amersham Parties shall be determined in accordance with the bases set out in Schedule 1 (provided that such bases are no less favourable to Biotech than past practice as previously disclosed to Pharmacia & Upjohn) and generally accepted accounting principles in the United Kingdom.

5.2 In respect of the period referred to in clause 5.1 and any period between the end of such period and any subsequent International Year End, subject to clause 5.3 below, the Amersham Parties will on the first Business Day of each calendar month within that period deliver to Biotech an invoice for an amount equal to one twelfth of the estimated annual charge as specified in Schedule 1 (as revised from time to time in accordance with clause 5.5) in respect of each service then being provided, in each case together with VAT thereon, if applicable. Within twenty Business Days of delivery thereof, Biotech shall pay
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by telegraphic transfer to the accounts from time to time notified to Biotech by the Amersham Parties the amount specified on such invoice (together with any VAT thereon, if applicable).

5.3 Within ten Business Days of the last day of each of the four three calendar month periods ending on an International Year End, the Amersham Parties shall send to Biotech a statement showing the amount (if any) by which the aggregate amount of the invoices delivered in such period pursuant to clause 5.2 is either more or less than the actual aggregate cost of the Services for such quarter determined in accordance with clause 5.1 and Schedule 1 (as it may be revised from time to time) and (i) the amount of the excess (if more) shall be deducted from the next payment due to be made by Biotech to the relevant Amersham Party under clause 5.2 above (and the amount of the invoice to be delivered by such Amersham Party shall be reduced accordingly); or (ii) the amount of the shortfall (if less) shall be added to the next payment due to be made by Biotech to the relevant Amersham Party under clause 5.2 (and the amount of the invoice to be delivered by such Amersham Party shall be increased accordingly (including any VAT thereon, if applicable)).

5.4 If Biotech shall not pay any amount on the due date in accordance with this Agreement, any amount unpaid shall bear interest at a rate equal to the base rate from time to time of LIBOR plus 1% from the date of due payment to and including the date of payment, whether before or after judgement.


5.5 By not later than 30 days prior to the date of each consecutive International Year End following the date of this Agreement, the Amersham Parties will produce, and will deliver to Biotech, a revised Schedule 1 containing the estimated charging rates for the provision of the Services for the following year and the bases for the calculation of such rates.

5.6 Without prejudice to the generality of clause 4.1, in the event that Biotech and/or Pharmacia & Upjohn disagrees with any statement delivered by the Amersham Parties pursuant to clause 5.3 or any revision to Schedule 1 made in accordance with clause 5.5 or any payments to be made pursuant to clause 9.2, the Amersham Parties shall, upon request, supply Biotech and/or Pharmacia & Upjohn with such information as is reasonably necessary to support the calculations contained in such statement. The Amersham Parties shall also permit Biotech to have such access as it may reasonably request on reasonable notice to the books and records maintained by the Amersham Parties in connection with the provision of the Services to enable Biotech to verify such information. The parties shall use all reasonable endeavours (in conjunction with their respective accountants) to meet and discuss the basis of the calculations contained in such statement but if they fail to reach agreement within twenty Business Days of delivery of the statement, then, unless the parties agree otherwise, the dispute shall be referred to a partner of an independent internationally recognised firm of chartered accountants agreed upon by the parties or, failing agreement, to be selected by the president for the
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time being of the Institute of Chartered Accountants in England and Wales. The
terms of reference set out in clause 12 shall apply.

5.7 If, at the request of Biotech, the Amersham Parties provide a service or services to Biotech which is not specified in Schedule 1, Biotech shall pay to the Amersham Parties a reasonable sum for such service or services.

LIABILITY

6.1 Without prejudice to any other limitation or exclusion of liability under this Agreement (and without prejudice to the rights of either party to sue the other for damages for breach of this Agreement):

(a) the Amersham Parties shall not be liable to Biotech for any loss of profits or other indirect or consequential loss of any kind, as a result of the provision of the Services (excluding, for the avoidance of doubt, any loss or liability arising from death or personal injury due to the negligence of the Amersham Parties);

(b) the total liability of the Amersham Parties to Biotech in respect of any one event, or series of connected events, shall not exceed the total charges paid by Biotech to the Amersham Parties for the Services in the twelve month period prior to the occurrence of such event or series of events less any amount already paid in that period to Biotech by the Amersham Parties under any warranty, indemnity or other obligation under this Agreement or in respect of any breach of this Agreement.

6.2 Subject to clause 6.1 and to clause 7, Amersham Parties will indemnify Biotech and hold it harmless from and against any claim or action (including reasonable litigation costs and expenses including reasonable legal fees) brought by any third party against Biotech arising from any negligent or reckless act or omission on the part of the Amersham Parties or any of the personnel of the Amersham Parties.

6.3 Biotech will indemnify the Amersham Parties for any loss or damage (including reasonable litigation costs and expenses including reasonable legal fees) which the Amersham Parties suffer as a result of any claim or action brought by a third party against the Amersham Parties in respect of any Services provided by the Amersham Parties hereunder, which claim or action has not arisen from any negligent or reckless act or omission on the part of the Amersham Parties or any of the personnel of the Amersham Parties.

6.4 For the avoidance of doubt, the Amersham Parties shall have no liability to Biotech in respect of or arising out of the performance, or non-performance, of the Services save as expressly set out in this Agreement.

6.5 In particular, without prejudice to the generality of the foregoing, Biotech hereby confirms and acknowledges that:

(a) it undertakes to check and verify any accounts and supporting schedules prepared by International; and

(b) it shall in no way hold the Amersham Parties responsible or liable for any errors or omissions made in financial reporting or administrative support to the extent that any such errors or omissions arise, whether directly or indirectly as a result of inaccurate, insufficient or out of date information having been provided by Biotech after the date of this Agreement.

FORCE MAJEURE

7.1 If either party is affected by Force Majeure it shall promptly notify the other party of the nature and extent of the circumstances in question.

7.2 Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for an delay in performance or other non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party.

7.3 Where a Force Majeure prevents performance of any of their obligations under this Agreement, the Amersham Parties and Biotech undertake to use reasonable endeavours to bring the Force Majeure to a close. If Biotech has paid to the Amersham Parties any amount in respect of the cost of Services that the Amersham Parties has not provided as a result of Force Majeure and the Amersham Parties have a policy of insurance in force which enables them to make a claim to cover any loss they suffer as a result of such Force Majeure, the Amersham Parties shall make a claim under such policy and account to Biotech for the proceeds of any such claim to the extent that they represent an amount in respect of the same costs for which the Amersham Parties has been paid by Biotech as referred to above.

7.4 If at any time any of the Amersham Parties is affected by Force Majeure in respect of its obligations under this Agreement with regard to the provision of the Services or any of them, Biotech shall be entitled to obtain from any other person the provision of such services as such Amersham Party is unable to provide, but the Amersham Parties shall, in no way, be held liable or accountable for any additional cost, loss or liability incurred by Biotech in so doing.

7.5 Where a Force Majeure event comprises any strike, lock out or similar industrial action involving some or all of International's employees at the Site, the Amersham Parties shall be obliged to consult with Biotech regarding such industrial action and the Amersham Parties shall be obliged to take such course of action in respect of such strike, lock out or similar industrial action as Biotech may reasonably request.

DURATION AND TERMINATION

8.1 This Agreement shall come into force on the date hereof and shall continue in force unless and until terminated in accordance with the following provisions of this clause 8.
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8.2 Subject to clause 8.3 below, at any time on or after the date which is six months after the date of this Agreement, Biotech may give the Amersham Parties at least six months' notice in writing to terminate a11 or part of the Services.

8.3 Termination of all or part of the Services provided (i) on or in connection with Biotech Sites which are granted by lease by the Amersham Parties may not occur until the date of expiry of the relevant lease and (ii) on or in connection with the Am Labs and/or Cardiff Sites may not occur until the termination of the Contract Manufacture Agreement relating to that Site.


8.4.1 Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

(a) that other party commits any material breach of any of the provisions of this Agreement (save for any breach which is caused by the party seeking to rely on it) and, in the case of such a breach which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving reasonable information concerning the breach;

(b) an encumbrancer takes possession of, or a receiver is appointed over, a substantial proportion of the property or assets of that other party;

(c) that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

(d) that other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement); or

(e)   that other party ceases, or is likely to cease, to carry on business.

8.4.2 In the event of a Controlling Interest in International being acquired by a third party, Biotech shall be entitled at any time following such event to terminate this Agreement by 30 days written notice to International (Controlling Interest meaning (i) the ownership or control (directly or indirectly) of more than fifty (50) per cent of the voting share capital of International; or (ii) the ability to direct the casting of more than fifty (50) per cent of the votes exercisable at general meetings of International on all, or substantially all, matters; or (iii) the right to appoint or remove directors of International holding a majority of the voting rights at meetings of the board on all, or substantially all, matters).

8.5 For the purpose of sub-clause 8.4(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance.

8.6 This Agreement may terminate at any time with the written agreement of all parties.

8.7 International may terminate this Agreement on three months' notice ending On or after the sale of any interest in Biotech or any holding company of Biotech (whether by way of flotation or trade sale or otherwise) such that International ceases to have a direct or indirect interest in at least 50 per cent. of the voting rights attaching to the ordinary shares of Biotech.

8.8 Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

8.9 The rights to terminate this Agreement given by this clause 8 shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

EFFECT OF TERMINATION

9.1 Subject (i) to the remainder of this clause 9 and to the obligations of the parties under clauses 3.4, 4.4, 6.2 and 6.3 which shall continue to have effect following termination; (ii) to any rights or obligations which have accrued prior to termination (including, without limitation, any obligation of either party to pay any other party pursuant to clause 4 for any Services provided); and (iii) as otherwise expressly provided in this Agreement, upon the termination of this Agreement for any reason, neither party shall have any further obligation to the other under this Agreement.

9.2 Following termination of all or any part of the Services provided hereunder as a result of any notice given by Biotech under clause 8.2, Biotech will continue to pay to the Amersham Parties amounts in respect of the actual costs incurred by the Amersham Parties following such termination as a result of having made available, inter alia, facilities and personnel so as to have been able to provide the Services so terminated, such amounts to be determined and paid in accordance with the provisions of Schedule 2.

9.3 Following termination of all or part of the Services provided hereunder as a result of any notice given by Biotech under clause 8.2 (whether upon termination of this Agreement or otherwise), the Amersham Parties shall, in consultation with and taking into account any requests of Biotech, use reasonable endeavours to reduce the costs incurred by it referred to in clause 9.2 above. Subject as provided below, Biotech will reimburse the Amersham Parties for such sums as may be certified by the Amersham Parties as equal to any costs, expenses or other liabilities incurred by the Amersham Parties as a result of reducing such costs as aforesaid (including, but not exclusively limited to, redundancy payments incurred in respect of the termination of the employment of any person involved in providing such Services, payments made to third parties, relocation costs, surrender of leases and writing down of assets); provided that in no event shall Biotech be required to reimburse the Amersham Parties for sums which, in the aggregate (and taking into account a discount rate equal to LIBOR to present value for amounts to be paid by Biotech pursuant to clause 9.2), exceed the amounts which would otherwise have been paid by

Biotech pursuant to clause 9.2 and Schedule 2 in respect of all such terminated Services. The Amersham Parties will consult with Biotech to determine whether any such costs, expenses or liabilities may be reduced by Biotech agreeing to employ any personnel used in providing the relevant Services or otherwise. Any certificate produced or prepared by the Amersham Parties in accordance with this clause 9.3 shall be delivered to Biotech on the first Business Day of each of the four three calendar month periods ending on an International Year End, together with an invoice in respect of the amount of the costs, expenses and other liabilities (including VAT, as applicable) incurred in that quarter. Any amounts payable by Biotech under this clause 9.3 shall be paid within twenty Business Days of delivery of such invoice.

9.4 The Amersham Parties undertake that if, following the termination of any Services, they continues to employ any person who had assisted in providing such Services, all or part of the Amersham Parties' costs in respect of whom are being charged to Biotech pursuant to this clause 9, they will make available the relevant proportion of such person's time to assist in the provision of such of the other Services as that person is capable of assisting with as continue to be provided to Biotech under this Agreement.

9.5 Without prejudice to the generality of clause 4.1, in the event that Biotech and/or Pharmacia & Upjohn disagrees with the amount of the actual costs referred to in clause 9.2 or any amount certified under clause 9.3, the Amersham Parties shall upon request, supply Biotech and/or Pharmacia & Upjohn with such information as is reasonably necessary to support the calculations of such costs. The Amersham Parties shall also permit Biotech to have such access as it may reasonably request on reasonable notice to the books and records maintained by the Amersham Parties in connection with the provision of the Services to enable it to verify such information. The parties shall use all reasonable endeavours to (in conjunction with their respective accountants) to meet and discuss the basis of the calculations of each costs but if they fail to reach agreement within twenty business days of delivery of the statement, then, unless the parties agree otherwise, the dispute shall be referred to a partner of an independent internationally recognised firm of chartered accountants agreed upon by the parties or, failing agreement, to be selected by the president for the time being of the Institute of Chartered Accountants in England and Wales. The terms of reference set out in clause 12 shall apply.

NATURE OF AGREEMENT

10.1 The Amersham Parties shall be entitled to perform any of the obligations undertaken by them and to exercise any of the rights granted to them under this Agreement with respect to the Services through any other company in the Amersham Group and any act or omission of any Such company shall for the purposes of this Agreement be deemed to be the act or omission of International.

10.2 The Amersham Parties shall be entitled to carry out their obligations under this Agreement with respect to the Services through any agents or sub-contractors appointed by them in their absolute discretion for that purpose. Prior to appointing any such agents or sub-contractors, the Amersham Parties shall whenever reasonably practicable consult with Biotech in connection with such appointments.

10.3 Except as provided in clauses 10.1 and 10.2, this Agreement is personal to the parties and neither of them may (without the written consent of the other) assign, mortgage, charge or dispose of any of its rights hereunder, or subcontract or otherwise delegate any of its obligations under this Agreement.

10.4 Nothing in this Agreement shall create, or be deemed to create, a partnership or joint venture between the parties.

10.5 Nothing in this Agreement shall constitute one party as the agent of any other party.

10.6 Nothing in this Agreement shall make any of the employees of one party the employees of any other party.

10.7 Any provision of this Agreement may be modified or amended or waived only by an instrument in writing signed by duly authorised representatives of each of the parties, in the case of a modification or an amendment, or by the party against whom the waiver is to be effective, in the case of a waiver.

10.8 Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or relying upon any representation, warranty or other provision except as expressly provided in this Agreement and, accordingly, all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

10.9 If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the parties shall make suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

10.10 This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement replaces the agreement between International and Amersham Life Science UK Ltd, dated 2 June 1997 which shall cease and determine with effect that the execution of this Agreement, save in respect of any rights and obligations which have accrued prior thereto. It is agreed that:

(a) neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this Agreement; and

(b) this clause shall not exclude any liability for fraudulent misrepresentation.

NOTICES

11.1 All notices, requests, demands, or other communications made pursuant to this Agreement shall be made by telefax, overnight express courier or hand delivered against receipt to the applicable Party as indicated below:

(a)   if to International, to:

      Fax No:       01494 542242
      Address:      Amersham Place
                    Little Chalfont
                    Buckinghamshire HP7 9NA

      For the attention of: G.F.B. Kerr (Company Secretary)

(b)   if to Holdings, to:

      Fax No:       847-593-6339
      Address:      Amersham Holdings, Inc.
                    2636 S. Clearbrook Drive
                    Arlington Heights, IL 60005

      For the attention of: Wayne Fairbrother (Secretary)

(c)   if to Biotech, to:

      Fax No:       01494 542242
      Address:      Amersham Place
                    Little Chalfont
                    Buckinghamshire
                    HP7 9NA

      For the attention of: JA Cooper (Company Secretary)

      With a copy to Pharmacia & Upjohn at:

      Fax No:       01753  744008
      Address:      67 Alma Road
                    Windsor
                    Berkshire
                    England SL4 3HD

      For the attention of: Executive Vice President, General Counsel and Secretary

11.2 Communications shall be deemed to have been made upon receipt if by telefax, overnight express courier or by hand delivery, except that a telefax, that is received on a day which is not a Business Day or after Business Hours shall be deemed to have been made at the opening of business on the first following day that is a Business Day.

TERMS OF REFERENCE FOR DISPUTES

12. In the event of a dispute arising under clause 5.6 or 9.5, the following terms of reference shall apply:

(a) the parties shall each use all reasonable endeavours to assist the firm to resolve the matter and to ensure that the independent firm has such access to all relevant working papers of each party as are reasonably necessary for the purpose;

(b) any such independent firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be binding on the parties;

(c) the expenses of any such determination by an independent firm shall be borne between the parties in such proportions as the firm shall in its discretion determine.

ARBITRATION AND GOVERNING LAW

13.1 In the event of any dispute between the Amersham Parties and Biotech arising in connection with this Agreement, the parties shall use all reasonable endeavours to resolve the matter on an amicable basis. If one party serves formal written notice on the other that a material dispute of such a description has arisen and the parties are unable to resolve the dispute within a period of thirty days from the service of such notice, then the dispute shall be referred to the respective chief executive officers of International, Pharmacia & Upjohn and Biotech with a view to the dispute being resolved as early as possible.

13.2 If any dispute is unresolved by the chief executive officers within a period of thirty days from the date such referral of such dispute to them, such dispute may after the expiry of such period of thirty days be referred by either party to and finally settled by arbitration under the Rules of the London Court of International Arbitration by one or more arbitrators appointed in accordance with those Rules. The place of arbitration shall be London. The language of arbitration proceedings shall be English.

13.3 This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

AS WITNESS this Agreement has been signed by the duly authorised representatives of the Parties the day and year first before written.

                                   SCHEDULE 1

                PART A: SERVICES TO BE PROVIDED BY INTERNATIONAL

1      GROUP LOGISTICS                                                                     ESTIMATED
                                                                                              ANNUAL
                                                                                                COST
1.1    Distribution other than Warehouse, Freight Transport and           (pound sterling) 1,193,000
       GLD Packaging Design

       NATURE

       Management of logistics, stores, freight administration, pack design and ensuring compliance with Customs and Excise regulations.

       BASIS OF THE CHARGE

       In proportion to the estimated number of staff supporting this business

1.2    WAREHOUSE                                                            (pound sterling) 931,000

       NATURE

       The warehouse provides a picking, packaging and a shipment consolidation service for all products manufactured by Amersham International plc.

       BASIS OF CHARGE

       2.0.1 Warehouse - This is charged in proportion to the estimated number of staff supporting this business

       2.0.2   Packaging - Costs are either:

       -       Specific to a business with separate analysis codes (eg
               100% LS - dry ice and expanded polystyrene);

               or

       - If shared (where the packaging is used by more than one business) on the basis of the number of line items by business.

1.3    FREIGHT                                                            (pound sterling) 2,240,000


     NATURE

     This covers the cost of distribution from Amersham
     International plc to any of its subsidiaries, distributors or customers in the United Kingdom. The costs of final delivery to the customer are borne locally. Charges also include the cost of manufacturing freight (i.e. for moving products other than to customers, e.g. moving intermediates and stocks between Cardiff and Amersham).

     BASIS OF THE CHARGE

     The distribution model calculates the actual cost of freight by business. Where this differs from actual costs the difference is allocated pro rata.

     Cost of third party freight forwarders is allocated across each of the businesses.

1.4  TRANSPORT                                                               (pound sterling)168,000

     NATURE

     This is the cost of distribution to customers and internal transport between different sites of Amersham International plc.

     BASIS OF THE CHARGE

     1.4.1 To customers - based on package weight distributed by this business.

     1.4.2 Internal - based on the estimated number of staff supporting this business.

1.5  GLD Packaging Design                                                     (pound sterling)40,000

     NATURE

     Design work associated with packaging (and chargeable to cost of sales) which includes vials, CDS and lead pots.

     BASIS OF CHARGE

     Based on actual hours worked by project at a standard recovery rate.

2    PURCHASING

2.1  Purchasing other than the costs of reprographics                        (pound sterling)418,000

     NATURE

     Management of suppliers, purchasing, orders and materials.

          BASIS OF THE CHARGE

          In proportion to the number of staff supporting this business.

     2.2  REPROGRAPHICS                                  (pound sterling) 46,000


          NATURE

          Printing service for all departments of Amersham International plc at sites at Amersham, Cardiff and all subsidiaries. The service is provided by either Amersham International plc, externally or a combination of both.

          BASIS OF CHARGE

          Charge per copy equivalent to such costs of a third party supplier.

      3.  SCIENCE ADVISER/IDEA LINK                    (pound sterling) 107,000

          NATURE

          Provision of general scientific advice and management of the Company suggestion scheme.

          Basis of Charge

          Management of Amersham International plc judgement.

      4.  TECHNICAL SERVICES ACCOUNTING                  (pound sterling) 49,000

          NATURE

          The unit undertakes accounting for the Technical
          Services Group which includes Engineering, Group
          Logistics, Safety, Patents and Quality Assurance.

          Basis of the Charge

          Management of Amersham International plc judgement.

      5.  INSURANCE

     NATURE

     Annual premiums are placed for all insurances though a single broker (Willis Coroon) and the process is managed by Secretariat. The premiums are charged to Secretariat which recharge them on appropriate basis to the relevant cost centres.

     BASES OF CHARGE

     Site Liability          - Charge based on asset     (pound sterling) 32,000
                               values within site

     Material Damage         - Charge based on asset    (pound sterling) 143,000
                               values within site

     Product Liability       - Charge apportioned       (pound sterling) 268,000
                               between businesses in
                               proportion to turnover

     Business Interruption   - Charge apportioned       (pound sterling) 180,000
                               between businesses in
                               proportion to turnover

     Motor                   - In proportion to the      (pound sterling) 53,000
                               number of company car
                               drivers employed by
                               the business

6.   HUMAN RESOURCES                                    (pound sterling) 804,000

     NATURE

     The provision of personnel services including training, recruitment, compensation and benefits systems.

     BASIS OF CHARGE

     Charged according to estimates made by each Human Resources manager of the amount of their services provided to the business.

7.   TELEPHONE CHARGES AT AMERSHAM PLACE                 (pound sterling) 58,000

     NATURE

     Telephone charges.

     Basis of the Charge
     In proportion to the estimated use by the business based upon past usage as shown by call logging records.

8.   IT LEASING EQUIPMENT                               (pound sterling) 129,000

     NATURE

     Some existing and all future computing equipment will be the subject of leases managed by Group Information
     Systems.

     BASIS OF THE CHARGE

     On the basis of the personal computer equipment expected to be leased by the business in the year.

9.   DESKTOP MAINTENANCE                                (pound sterling)  94,000

     NATURE

     All personal computer equipment is maintained by external contractors under agreements established and managed by Group Information Systems.

     BASIS OF THE CHARGE

     The costs of maintenance by external contractors is charged according to the number of personal computers used by the business.

10.  CENTRAL FINANCIAL SERVICES                         (pound sterling) 393,000

     NATURE

     The unit provides payroll and Cash Office services and maintains the Accounts Payable, Accounts Receivable and
     General Ledgers.

     BASIS OF THE CHARGE

     Costs are apportioned to each business on the basis of estimated use of each Service

11.  HEAD OFFICE BUILDING                               (pound sterling) 609,000

     NATURE

     Costs of running the Head Office building.

     BASIS OF THE CHARGE

     Charged in proportion to the occupancy of the building.

12.  GROUP INFORMATION SERVICES

     NATURE

     The group provides services covering the operation and development of computer systems including the provision of network services.

     BASIS OF THE CHARGE

     In proportion to the amount of sales of the business compared to sales of the Amersham
     International Group:

     GIS Management     IT Director costs               (pound sterling) 151,000

     GIS Operations     Applications development        (pound sterling) 520,000

     GIS Projects       Major development projects      (pound sterling) 890,000

     in proportion to the number of staff employed      (pound sterling) 638,000
     in the business; and

     Network Services   IT network costs, staff costs
                        plus external services

     In proportion to the estimated use of each system by the business:

     Computer Services  Operation of mainframe        (pound sterling) 1,092,000
                        computers and provision of
                        personal computer services
                        and user support

     In proportion to the amount of sales of the business compared to sales of the Amersham
     International Group:

     Commercial GRS Operation of Group Regional         (pound sterling) 437,000
     System and provision of business systems support.

13.  TREASURY ARRANGEMENTS

Nature

International will provide currency management services, including foreign exchange, in accordance with existing International policies.

BASIS OF THE CHARGE

Cover will be provided on an arms length Reuters rate.

NATURE

International will lend to and borrow for Biotech in accordance with existing practice.

BASIS OF THE CHARGE

Borrowings will be on an arms-length basis.

NATURE

International will settle intra-group trading and other debts in accordance with existing practice.

                  PART B: SERVICES TO BE PROVIDED BY AMERSHAM
                                    HOLDINGS, INC.

                                                           ESTIMATED ANNUAL COST

                                                                  ($000 omitted)

1.   REGULATORY AND ENVIRONMENTAL REGULATORY                              US$506
     AFFAIRS

     NATURE: Management of Regulatory Affairs and health, safety, environmental regulatory monitoring and compliance, and company library.

     BASIS OF CHARGE:


                       TOTAL   % ALLOCATED TO   ALLOCATED
DEPARTMENT            BUDGET     LIFE SCIENCE      AMOUNT   BASIS OF ALLOCATION
Regulatory Affairs       431             18.0         78      Estimated efforts

Environ Reg Affairs      948             42.0        398      Estimated efforts

Library                   60             50.0         30      Estimated efforts

                                       Total:        506

2.   FACILITIES AND CORPORATE PURCHASING                                  US$672

     NATURE: Management and expenses to run and maintain the South Arlington Heights facility including corporate purchasing.

     BASIS OF CHARGE:

                       TOTAL   % ALLOCATED TO   ALLOCATED
DEPARTMENT            BUDGET     LIFE SCIENCE      AMOUNT   BASIS OF ALLOCATION
Corporate Purchasing     216             36.1          8      Estimated efforts

Engineering/           1,220             48.7        594               Building
Maintenance

                                       Total:        672               Occupancy

3.   FINANCE AND ACCOUNTING                                             US$1,127

     NATURE: Corporate functions that provide financial and accounting services for all through business and Shared Services.

     BASIS OF CHARGE:

                       TOTAL   % ALLOCATED TO   ALLOCATED
DEPARTMENT            BUDGET     LIFE SCIENCE      AMOUNT   BASIS OF ALLOCATION

Controller                 334        30.0      100      Estimated efforts
General Accounting         387        41.0      159      Estimated efforts
Accounts Payable           229        41.0       94      Invoices processed
Payroll                    199        32.0       64      Headcount
Credit Management          434        45.0      195      Estimated efforts
Tax                        229        48.0      110      Estimated efforts
Cost Accounting            171         6.0       10      Salary percentages
Financial Management       266        45.0      120      Estimated efforts
Fleet Administration       244        24.0       59      Vehicles/Est efforts
LS Customer Collections    217       100.0      217      LS Specific

                                    Total:    1,127


4.   HOLDINGS ADMINISTRATION                                              US$220

     NATURE: Expenses of the Holdings
     function including Board of
     Directors expenses and Shared
     Services expenses and Senior
     Management incentive bonus plan.

     BASIS OF CHARGE:

                  TOTAL   % ALLOCATED TO   ALLOCATED
DEPARTMENT        BUDGET   LIFE SCIENCE     AMOUNT     BASIS OF ALLOCATION
Holdings            550       40.0            220       Estimated efforts
Administration

5.   INFORMATION SERVICES                                               US$1,884

     NATURE:   Management and expenses
     of the hardware, software and personnel
     of the various information functions
     for all business, mainframe computer
     systems, pc network, and
     telecommunications.

     BASIS OF CHARGE:

                  TOTAL   % ALLOCATED TO   ALLOCATED
DEPARTMENT        BUDGET   LIFE SCIENCE     AMOUNT     BASIS OF ALLOCATION
Management          281       48.0            135       Estimated efforts
Bus System Develop  805       50.0            403       Estimated efforts

Info Tech Group               2,561          48.7           1,247               Estimated efforts
LS Support                       99         100.0              99               Life Science Specific
                                            Total:          1,884



6.   HUMAN RESOURCES                                        US$395

     NATURE: Management of Human Resources
     functions and employee benefits and training.

     BASIS OF CHARGE:

DEPARTMENT                     TOTAL         % ALLOCATED TO    ALLOCATED            BASIS OF ALLOCATION
                              BUDGET          LIFE SCIENCE      AMOUNT
Administration                 253            26.0                66                  Headcount

Operations                     567            26.0               147                  Headcount

Benefits & Comp                554            26.0               144                  Headcount
Admin

Training and                   461            26.0               120                  Headcount
Develop

Employee Relations             132            26.0                40                  Headcount

Benefits (Net of              -468            26.0              -122                  Headcount
charges to dept)

                                              Total:             395

7.  HOLDINGS SERVICES                                                     US$417

    NATURE: Management of facility
    services for South Arlington
    Heights including security and
    housekeeping.

    BASIS OF CHARGE:

                                             TOTAL   % ALLOCATED TO   ALLOCATED
DEPARTMENT                                  BUDGET     LIFE SCIENCE      AMOUNT   BASIS OF ALLOCATION
Security & Housekeeping                        617             48.7         300     Building occupancy
Facility Services Management                   361             26.0          94              Headcount
Training                                        43             54.0          23              Headcount
                                                             Total:         417

8.  DISTRIBUTION                                                        US$1,179

    NATURE:  Picking, packing and
    transportation of all goods from
    South Arlington Heights. Receiving
    for all goods into South Arlington
    Heights.

    BASIS OF CHARGE:

                                               TOTAL   % ALLOCATED TO   ALLOCATED
DEPARTMENT                                    BUDGET     LIFE SCIENCE      AMOUNT   BASIS OF ALLOCATION
Traffic                                        1,453             77.0       1,119     Estimated efforts
Receiving                                        224             27.0          60     Estimated efforts
                                                               Total:       1,179

9.   MISCELLANEOUS                                                    US$96

     NATURE: Non specific miscellaneous expenses including bank fees, credit card fees, other income and expense items.

     BASIS OF CHARGE:

DEPARTMENT          TOTAL          % ALLOCATED TO      ALLOCATED      BASIS OF ALLOCATION
                   BUDGET            LIFE SCIENCE         AMOUNT
Miscellaneous         300                    31.9              %                 Estimate
Expenses

ESTIMATED TOTAL SHARED SERVICES 97/98                                            US$6,496
(1 APRIL 97 - 31 MARCH 98)

                                   SCHEDULE 2

                           SHARED SERVICE TERMINATION

1. The charges to be paid by Biotech in respect of the costs of any Services following termination of the provision of such Services shall be calculated by reference to the actual charges made in respect of the relevant Services that have been terminated in the twelve months prior to such termination and using the rates and bases set out in Schedule 1 (as revised from time to time) and in accordance with the principles referred to in clause 5.1. The provisions of the remainder of clause 5 shall to the extent applicable continue to apply to the manner and timing of any payment. The proportion of the charges payable by Biotech in the period following such termination shall be reduced in accordance with paragraph 2 below. If, as a result of any action taken by the Amersham Parties as referred to in clause 9.3, the costs of the Amersham Parties referred to above are reduced beneath the actual charges made in the twelve month period referred to then the amounts payable by Biotech shall be reduced accordingly (without prejudice to any payment obligation arising under clause 9.3)


2.                                         NUMBER OF MONTHS AFTER TERMINATION EFFECTIVE

                                           0-6 MTHS    7-12 MTHS   13-18 MTHS   EACH MONTH
                                                                                 FROM AND
                                                                                INCLUDING
                                                                                19 MONTHS

Proportion of ongoing service              100%         80%        50%          0%
charge to be paid

SIGNED by Kevin P. Kissane           )
for and on behalf of                 )
AMERSHAM INTERNATIONAL               )       /s/ Kevin P. Kissane
PLC in the presence of: JAMES WOOD,  )
   Freshfields, 65 Fleet St, London  )

SIGNED by Kevin P. Kissane           )
for and on behalf of                 )
AMERSHAM PHARMACIA                   )       /s/ Kevin P. Kissane
BIOTECH LIMITED                      )
in the presence of: JAMES WOOD,      )
 Freshfields, 65 Fleet St, London    )